Exhibit (a)(1)(D)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

NUVALENT, INC.

at

$124.00 per share of Class A Common Stock

and

$124.00 per share of Class B Common Stock

Pursuant to the Offer to Purchase for Cash dated June 24, 2026 by

HARMONY ROW ACQUISITION CO.,

GLAXOSMITHKLINE LLC

and

GSK PLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE FOLLOWING 11:59 P.M., EASTERN TIME, ON JULY 14, 2026, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

June 24, 2026

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated June 24, 2026 (together with any amendments or supplements thereto, the “Offer to Purchase”), and the accompanying letter of transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”), in connection with the offer by Harmony Row Acquisition Co., a Delaware corporation (“Purchaser”) and a direct wholly-owned subsidiary of GlaxoSmithKline LLC, a Delaware limited liability company (“Parent”), which is an indirect wholly-owned subsidiary of GSK plc, a public limited company organized under the laws of England and Wales (“Ultimate Parent”), to purchase all of the issued and outstanding shares of Class A Common Stock, par value $0.0001 per share (the “Class A Shares”), and Class B Common Stock, par value $0.0001 per share (the “Class B Shares” and, together with the Class A Shares, the “Shares”) of Nuvalent, Inc., a Delaware corporation (the “Company”), for $124.00 per Share, net to the seller in cash, without interest (such consideration as it may be increased from time to time pursuant to the terms of the Merger Agreement (as defined below), the “Offer Price”), subject to any applicable withholding taxes, and upon the terms and subject to the conditions set forth in the Offer to Purchase and in the accompanying Letter of Transmittal (which, together with the Offer to Purchase and other related materials, as they may be amended or supplemented from time to time, collectively constitute the “Offer”). Also enclosed is the Company’s Solicitation/Recommendation Statement on Schedule 14D-9.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES TO PURCHASER PURSUANT TO THE OFFER.

We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the Letter of Transmittal.

Please note carefully the following:

1.	The Offer Price for the Offer is $124.00 per Share, net to the seller in cash, without interest, subject to any applicable withholding taxes.

2.	The Offer is being made for all issued and outstanding Class A Shares and issued and outstanding Class B Shares.

3.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of June 9, 2026 (as it may be amended or supplemented from time to time, the “Merger Agreement”), by and among the Company, Parent, Purchaser and solely for purposes of Section 9.14 therein, Ultimate Parent, pursuant to which, as soon as practicable following consummation of the Offer and subject to the satisfaction or waiver of certain conditions, Purchaser will merge with and into the Company (the “Merger”) and the separate existence of Purchaser will cease and the Company will continue as the surviving corporation and as a direct wholly-owned subsidiary of Parent, upon the terms and subject to the conditions set forth in the Merger Agreement. The Merger will be effected without a vote of the Company’s stockholders in accordance with Section 251(h) of the General Corporation Law of the State of Delaware, as amended.

4.

The Board of Directors of the Company, at a meeting duly called and held, unanimously: (a) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement (the “Contemplated Transactions”), including the Offer and the Merger, are advisable and fair to, and in the best interests of, the Company and the holders of the Shares, (b) declared it advisable that the Company enter into the Merger Agreement and consummate the Contemplated Transactions, including the Offer and the Merger, (c) adopted the Merger Agreement and approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the Contemplated Transactions, including the Offer and the Merger, and (d) subject to the terms and conditions of the Merger Agreement, recommended that the holders of the Shares accept the Offer and tender their Shares pursuant to the Offer.

5.

The Offer will expire at one minute following 11:59 P.M., Eastern Time, on July 14, 2026, unless the Offer is extended by the Purchaser or earlier terminated in accordance with the terms of the Merger Agreement. Previously tendered Shares may be withdrawn at any time until the Offer has expired, and if not previously accepted for payment, may also be withdrawn at any time after August 22, 2026, pursuant to SEC (as defined in the Offer to Purchase) regulations or earlier terminated in accordance with its terms or the terms of the Merger Agreement. Purchaser is not providing for guaranteed delivery procedures.

6.

The Offer is not subject to a financing condition. The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the conditions set forth in Section 15 of the Offer to Purchase (collectively, the “Offer Conditions”). Among the Offer Conditions are: (a) the Minimum Tender Condition (as defined below); and (b) the expiration or termination of the waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The “Minimum Tender Condition” means that there shall have been validly tendered in the Offer and “received” by the “depositary” (as such terms are defined in Section 251(h) of the DGCL), and not validly withdrawn prior to the date of expiration of the Offer that number of Class A Shares that, together with the number of Class A Shares, if any, then owned beneficially by Parent and Purchaser (together with their wholly-owned subsidiaries), represents at least a majority of the Class A Shares outstanding as of the consummation of the Offer.

If you wish to have us tender any or all of your Shares, then please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the expiration of the Offer.

The Offer is being made to all holders of Shares. Purchaser is not aware of any jurisdiction in which the making of the Offer or the acceptance thereof would be prohibited by securities, “blue sky” or other valid laws of such jurisdiction. If Purchaser becomes aware of any U.S. state in which the making of the Offer or the acceptance of Shares pursuant thereto would not be in compliance with an administrative or judicial action taken pursuant to a U.S. state statute, Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

NUVALENT, INC.

at

$124.00 per share of Class A Common Stock

and

$124.00 per share of Class B Common Stock

Pursuant to the Offer to Purchase for Cash dated June 24, 2026 by

HARMONY ROW ACQUISITION CO.,

GLAXOSMITHKLINE LLC

and

GSK PLC

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated June 24, 2026 (together with any amendments or supplements thereto, the “Offer to Purchase”), and the accompanying letter of transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”) in connection with the offer by Harmony Row Acquisition Co., a Delaware corporation (“Purchaser”) and a direct wholly-owned subsidiary of GlaxoSmithKline LLC, a Delaware limited liability company (“Parent”), which is an indirect wholly-owned subsidiary of GSK plc, a public limited company organized under the laws of England and Wales (“Ultimate Parent”), to purchase all of the issued and outstanding shares of Class A Common Stock, par value $0.0001 per share (the “Class A Shares”), and Class B Common Stock, par value $0.0001 per share (the “Class B Shares” and, together with the Class A Shares, the “Shares”) of Nuvalent, Inc., a Delaware corporation (the “Company”), for $124.00 per Share, net to the seller in cash, without interest (such consideration as it may be increased from time to time, the “Offer Price”), subject to any applicable withholding taxes, and upon the terms and subject to the conditions set forth in the Offer to Purchase and in the accompanying Letter of Transmittal (which, together with the Offer to Purchase and other related materials, as they may be amended or supplemented from time to time, collectively constitute the “Offer”).

The undersigned hereby instruct(s) you to tender to Purchaser the number of Shares indicated below (or, if no number is indicated, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then using registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure delivery by the expiration of the Offer.

Number of Shares to be Tendered:	SIGN HERE

Shares*	Signature(s)

Account No. Dated , 20 Area Code and Phone Number

Tax Identification Number or Social Security Number	Please Print name(s) and address(es) here

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.